FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809 (Tel)
(651) 225-3123 (Fax)

ECOLAB INC. ANNOUNCES CLOSING OF €300 MILLION IN NOTES

ST. PAUL, Minn., February 7, 2002:  Ecolab Inc. announced today it has closed on the placement of  €300 million aggregate principal amount of 5.375% Notes due 2007.  Ecolab will use the net proceeds of the offering to refinance existing debt.

The securities have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.  This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

With worldwide sales exceeding $3 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, institutional and industrial markets.

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